Exhibit 5.1

WWW.BAKERDONELSON.COM	MONARCH PLAZA SUITE 1600 3414 PEACHTREE ROAD N.E. ATLANTA, GEORGIA 30326 PHONE: 404.577.6000 FAX: 404.221.6501

December 16, 2014

SmartStop Self Storage, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, CA 92694

Re:	Registration Statement on Form S-8

Employee and Director Long-Term Incentive Plan

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of up to 10,000,000 shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of SmartStop Self Storage, Inc., a Maryland corporation (the “Company”), that may be issued pursuant to the Company’s Employee and Director Long-Term Incentive Plan (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.	The Registration Statement and the related form of prospectus in the form in which it will be sent or given to employees of the Company in accordance with Rule 428(b)(1) under the 1933 Act;

2.	The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	The Bylaws of the Company, certified as of a recent date by its Secretary;

4.	Resolutions adopted by the Board of Directors of the Company relating to (i) the approval of the Plan and (ii) the issuance and registration of the Shares, certified as of a recent date by the Secretary of the Company;

5.	Resolutions adopted by the stockholders of the Company relating to the approval of the Plan, certified as of a recent date by an officer of the Company;

6.	A specimen of the certificate representing a share of Common Stock, certified as of a recent date by the Secretary of the Company;

7.	A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8.	A certificate executed by the Secretary of the Company, dated the date hereof;

9.	The Plan; and

10.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.	Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.	All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any of the provision of any of the Documents, by action or omission of the parties or otherwise.

5.	The Shares will not be issued in violation of any restriction or limitation contained in Article VI of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized for issuance pursuant to the Plan, and when issued and delivered against payment therefor in the manner described in the Plan, will be (assuming that upon any such issuance the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and non-assessable.

Our opinion, with your concurrence, is predicated on and qualified in its entirety by the following:

A. The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning the laws of any other jurisdiction. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

B. The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

C. This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ, PC